Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Lazydays Holdings, Inc. of our report dated October 18, 2021, relating to the combined financial statements of BYRV, Inc. and BYRV Washington, Inc., appearing in the Current Report on Form 8-K filed by Lazydays Holdings, Inc. on October 19, 2021.

/s/ RSM US LLP

Orlando, Florida
November 23, 2021